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                                                                    EXHIBIT 99.3

                                  PRESS RELEASE

Date:    July 14, 2003

UNITED BANCORP, INC.

TECUMSEH, Mich. -- United Bancorp, Inc. reports net income for the first half of 2003 was a record $3,484,936, which represents a 4.7% increase over the first half of 2002. Additionally, during the second quarter, a 5% stock dividend was paid to shareholders, and the price of its stock increased to $62 per share.

Net income for the second quarter 2003 was $1,702,275, which is substantially the same as the second quarter of the prior year. With declining interest rates, community banks are having a very hard time maintaining net interest margins and United is no exception. During the first six months of this year, net interest margin declined by 26 basis points, and with the Federal Reserve lowering short-term interest rates in late June 2003, the challenge in the remaining half of the year is even more difficult.

The decline in net interest margin has been offset by a 24.8% increase in noninterest income. Gains on loan sales and servicing in the first half of the year totaled $1.6 million, which is 169% ahead of the first half of 2002. With continuing low interest rates, heavy residential real estate mortgage activity is expected to continue for the balance of the year. However, United is preparing to live without this source of income once interest rates start to rise as individuals no longer are refinancing their existing mortgages.

Residential real estate mortgage activity is very brisk; during the first half of 2003, mortgage production is ahead by 88%. Business lending in the Lenawee market has produced slight increases in that portfolio, while in the Washtenaw market, we have seen excellent growth in that category. Overall, our loan portfolio decreased by $7.4 million during the first six months, as mortgages that were held in United's portfolio have been refinanced into long-term, fixed rate mortgages that are sold in the secondary market.

United experienced excellent growth during the first half of the year, as deposits increased by $30.8 million and solid growth was achieved in our Trust & Investment Group assets under management.

United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The subsidiary banks operate 17 banking offices in Lenawee, Washtenaw and Monroe Counties, and have assets under management totaling $1.488 billion.








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